Exhibit 99.2

Galena Biopharma Announces Pricing of Public Offering of Common Stock and Warrants

San Ramon, California, January 7, 2016 — Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major medical needs, today announced the pricing of an underwritten public offering of 19,772,727 units at a public offering price of $1.10 per unit, for total gross proceeds of $21.75 million. Each unit consists of one share of common stock and 0.6 of a warrant to purchase a share of common stock at an exercise price of $1.42 per share. The warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately.

The offering is expected to close on January 12, 2016, subject to customary closing conditions. Galena has granted the underwriters a 30-day option to purchase up to an additional 2,965,909 shares of common stock and/or additional warrants to purchase up to 1,779,545 shares of common stock to cover over-allotments, if any.

Raymond James & Associates, Inc. is acting as the sole book-running manager for the offering. Roth Capital Partners, Noble Financial Capital Markets, FBR Capital Markets & Co. and Maxim Group LLC are acting as co-managers.

The company intends to use the net proceeds from this offering to fund its ongoing Phase 3 PRESENT study and other clinical trials of its product candidates, and to augment its working capital and for general corporate purposes.

The securities are being offered by the company pursuant to a shelf registration statement on Form S-3, as amended, previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering has been filed with the SEC. A final prospectus supplement related to the offering will be filed with the SEC and available on the SEC’s website at www.sec.gov. Electronic copies of the preliminary prospectus supplement may be obtained from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida, or by telephone at (800) 248-8863, or e-mail at prospectus@raymondjames.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Galena Biopharma, Inc.

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The company’s pipeline consists of multiple mid-to-late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 clinical trial in breast cancer with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancers and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the closing of the public offering and the intended use of proceeds from the offering. The offering is subject to market and other customary closing conditions, and there can be no assurance that the offering will be completed on the terms described in this press release. These forward-looking statements also are subject to risks, uncertainties and assumptions relating to the future expectations, plans and prospects for the development and commercialization of the company’s product candidates, including patient enrollment in our clinical trials, present or future licensing, collaborative or financing arrangements, expected outcomes with regulatory agencies, and projected market opportunities for product candidates, including those detailed from time to time in the company’s filings with the SEC, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date. The company’s actual results may differ materially from those contemplated by these forward-looking statements. The company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Source: Galena Biopharma, Inc.

Contact:

Remy Bernarda

SVP, Investor Relations & Corporate Communications

(925) 498-7709

ir@galenabiopharma.com

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